EXHIBIT 99.1

PRESS RELEASE
First Half 2013 Results

► Revenue growth of 12% yoy driven by robust mobile growth and solid performance in fixed;
► Adjusted EBITDA up 8% yoy with Q2 2013 Adjusted EBITDA showing strong sequential improvement;
► On track to achieve our FY 2013 outlook despite the intensely competitive environment.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 30, 2013 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2013.

HIGHLIGHTS

•
Revenue of €813.6 million, up 12% yoy, driven by a growing contribution from our mobile operations and continued RGU growth in fixed services. Our top line growth showed a slight sequential acceleration in Q2 2013 to 12% yoy as selective price increases on certain fixed services started to contribute fully to revenue;

•
Net broadband internet subscriber additions in Q2 2013 up 17% yoy despite competitive environment and increased penetration in our footprint. Improved multiple-play lineup post “Whop” and “Whoppa” launch;

•
Lower net intake of digital TV subscribers as last year's growth was boosted by our analog channel reshuffle program. Net loss of 8,700 basic cable TV subscribers in Q2 2013 reached lowest level since Q2 2008;

•
Continued solid net mobile postpaid subscriber additions of 49,900 in Q2 2013, resulting in 674,900 active subscribers at the end of June 2013 amidst a more competitive environment and our focus on more cost effective subscriber acquisitions. Our mobile ARPU jumped 15% yoy to nearly €32.0 in Q2 2013;

•
Adjusted EBITDA(1) up 8% to €417.8 million. Adjusted EBITDA growth accelerated to 11% yoy in Q2 2013, primarily driven by more cost effective mobile subscriber acquisitions and overall control of overhead expenses;

•
Accrued capital expenditures(2) of €177.8 million, representing 22% of revenue and benefiting from a €16.1 million reversal of import duties on set-top boxes. Excluding this reversal, accrued capital expenditures represented around 24% of revenue, impacted by extension of Premier League football broadcasting rights;

•
Free Cash Flow(3) of €100.5 million, impacted by first semi-annual cash interest payment on the Senior Secured Fixed Rate Notes issued in August 2012 and a negative trend in our working capital in Q1 2013, which was partially reversed in Q2 2013. Sharp Free Cash Flow recovery in Q2 2013 to €110.5 million, up 80% yoy.

As of and for the six months ended	June 2013	June 2012	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	813.6	727.0	12%
Operating Profit	242.2	191.3	27%
Net Profit	110.0	25.0	340%
Basic Earnings Per Share	0.96	0.22	336%
Diluted Earnings Per Share	0.95	0.22	332%
Adjusted EBITDA (1)	417.8	387.0	8%
Adjusted EBITDA margin %	51.4%	53.2%
Accrued Capital Expenditures (2)	177.8	167.3	6%
Accrued Capital Expenditures as % of revenue	21.9%	23.0%
Free Cash Flow (3)	100.5	115.6	-13%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,097,500	2,152,200	-3%
Analog Cable TV	644,300	856,700	-25%
Digital Cable TV	1,453,200	1,295,500	12%
Broadband internet	1,424,700	1,339,200	6%
Fixed telephony	997,400	920,200	8%
Mobile telephony	674,900	275,400	145%
Triple-play customers	887,400	818,700	8%
Services per customer relationship (4)	2.15	2.05	5%
ARPU per customer relationship (€ / month) (4) (5)	47.1	45.1	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters' annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on July 31, 2013 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2012 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2013 have been made available on the investor relations pages of the Company's website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2012 and the condensed consolidated interim financial statements for the six months ended June 30, 2013 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company's website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company's controlling shareholder.

This document has been released on July 30, 2013 at 5.45pm CET

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Commenting on the results, John Porter, Telenet's Chief Executive Officer, stated:

“We are pleased to report strong financial growth for the second quarter of 2013 on the back of solid subscriber additions across our fixed and mobile products. Our top line growth accelerated to 12%, resulting in second quarter revenue of €408 million thanks to continued growth in mobile and more customers choosing our leading multiple-play offers for their fixed products. Today, approximately 42% of our customer base has a triple-play bundle and around 31% subscribes to two of our fixed services. At the same time, we still have the opportunity to upsell the remaining 27% of single-play customers to our attractive multiple-play offers. As a result, our ARPU per customer relationship, excluding mobile, improved 4% yoy to €47.3 in the second quarter. Adjusted EBITDA grew by 11% in the second quarter to €216 million, yielding a margin of 53%. Compared to last quarter, our margin demonstrated a significant improvement as we focused on more cost effective mobile subscriber acquisitions and general cost control. Accrued capital expenditures were €82 million in the second quarter, representing 20% of revenue, but were favorably impacted by a reversal of import duties on set-top boxes, without which our accrued capital expenditures would have represented approximately 24% of our revenue. Our Free Cash Flow for the second quarter recorded a sharp improvement to €111 million from €61 million a year ago, driven by a much stronger net cash generation from our operating activities and slightly lower cash capital expenditures.

The second quarter is typically a softer quarter in terms of operational growth due to seasonal patterns in our business. Nevertheless, we continued to add a solid set of net subscribers. Broadband internet grew by 15,500 net subscribers and fixed telephony by 9,700 net subscribers. Our performance in fixed telephony was impacted by a reduced focus on our triple-play bundles in anticipation of the launch of our new simplified bundles “Whop” and “Whoppa” at the end of June 2013. As we increased our digital TV customer base by 20,100 net subscribers in Q2 2013, approximately 69% of our TV customers are enjoying the numerous benefits of watching digital. And despite new competition in the lower end of the market, our basic cable TV churn in Q2 2013 was one of the lowest since the start of digital TV in 2005, representing a net subscriber loss of 8,700. In mobile, we added 49,900 net postpaid subscribers in Q2 2013, which was sequentially lower, as anticipated. In the second quarter, we deliberately reduced our promotions, including subsidized handset plans, resulting in more profitable subscriber acquisitions. In addition, the mobile market became much more competitive following a re-pricing by all major mobile operators and the effect from the Telecoms Law, which was introduced in October last year, has meanwhile faded out.

We are excited about our new fixed bundles “Whop” and “Whoppa”, replacing our “Shakes” and aiming to simplify our product portfolio drastically. These fixed bundles are based on the same philosophy as our mobile rate plans “King” and “Kong”, reflecting our core customer values: simplicity, transparency, customer loyalty and a continuous improvement of the customer experience. As part of offering a unique customer experience, we also launched our first real convergent product: “Triiing”, the first VoIP app that allows fixed telephony customers to use their smartphone to place calls over WiFi at attractive flat fee rates in Belgium and abroad. Since its launch in May 2013, 50,000 customers have already downloaded the application. Combined with our extensive WiFi network, consisting of around 830,000 active Homespots in Flanders and around 1,300 public hotspots nationwide, we aim to offer our customers true and unique mobile and fixed convergent services. As part of our future strategy, we will strongly focus on delivering a great customer experience by enabling our customers' digital lifestyle over the best connectivity available in our franchise area. As a result, we will continue to invest in our network to ensure it delivers an outstanding customer experience. Our node splitting project “Pulsar”, in which we bring fiber closer to our customers, is well on track. Today, the average homes connected to an optical node is down to approximately 650 from 1,400 three years ago. The number of active broadband households per node approximated 320 as of June 30, 2013.

With these recent developments and having completed the first half year, we remain confident on our ability to deliver on our full year outlook, while being mindful of the intensely competitive environment in both fixed and mobile services and the current macro-economic backdrop. We anticipate our revenue growth rate to be higher in the first half of the year as compared to the second half, as last year's second half was favorably impacted by the strong mobile subscriber additions. For the full year, we continue to target revenue growth of 10-11%, Adjusted EBITDA growth of 7-8%, accrued capital expenditures of 21-22% of revenue, and stable Free Cash Flow compared to last year.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of basic digital cable television subscribers: Effective April 1, 2013, Telenet reclassified 166,400 digital cable television subscribers to analog cable television subscribers to reflect a change in the definition of basic digital cable television subscribers. As of Q2 2013, Telenet's analog cable television subscriber base also includes subscribers who may use a purchased set-top box or other means to receive its basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“basic digital cable subscriber”). For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q4 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global plc. As from Q4 2012, Free Cash Flow is reduced by the principal payments on post acquisition additions to network leases, as reported in the Company's consolidated statement of cash flows. See page 2 for the current definition of Free Cash Flow. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2012 onwards would have reduced the Company's Free Cash Flow for the six months ended June 2012 by €1.8 million.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

During the first six months of 2013, we crossed the landmark of 4.5 million RGUs with the number of RGUs as of June 30, 2013 up 2% year-on-year to 4,519,600 (excluding our mobile telephony subscribers). On a product level, our RGU base consisted of 2,097,500 basic cable television subscribers, 1,424,700 broadband internet subscribers and 997,400 fixed telephony subscribers. Approximately 69% of our basic cable television subscriber base had upgraded to the richer digital TV platform and was generating incremental ARPU beyond the basic cable television subscription fee, while 674,900 subscribers also received our mobile telephony services. We added 118,700 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony over the first six months of 2013, of which 45,300 were added in Q2 2013, which is generally a softer sales quarter due to seasonal patterns in our business. During Q2 2013, we also experienced the lowest level of basic cable television churn since our acquisition of the Interkabel footprint in October 2008, despite increased competition mainly from low-end offers.

During the first half of 2013, we continued to make solid progress in our multiple-play penetration with the number of triple-play subscribers up 8% year-on-year to 887,400. As a result, the proportion of triple-play subscribers relative to our overall customer base reached approximately 42% at the end of June 2013 as compared to approximately 38% at June 30, 2012. We remain focused on converting the remaining 27% of our single-play subscribers to any of our attractive multiple-play bundles, through which we aim to reach a higher ARPU per customer relationship while further reducing the propensity to churn.

At the end of June 2013, we presented our next-generation multiple-play lineup, replacing our “Shakes” and aiming to simplify our product portfolio drastically. These fixed bundles are based on the same philosophy as our mobile rate plans “King” and “Kong”, reflecting our core customer values: simplicity, transparency, customer loyalty and the constant improvement of the customer's experience. Going forward, we will only offer two attractively priced all-in-one triple-play bundles, “Whop” and “Whoppa”. These new concepts will cater to a total Telenet experience, at home and beyond, including our leading “Yelo TV” digital TV platform with OTT features, our unparalleled broadband internet product at downstream speeds of either 60 Mbps or 120 Mbps and our enriched fixed telephony offering, including free calls to mobile lines in the offpeak hours and WiFi calling features at attractive flat fee rates. In addition, customers may select additional services including a number of thematic channels, our exclusive sports and movies pay television channels and our straightforward competitive mobile offers “King” and “Kong”.

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ARPU PER CUSTOMER RELATIONSHIP

The combined result of multiple-play growth and selective price increases since February 1, 2013 on certain fixed products, partially offset by a higher proportion of bundle discounts allocated to fixed services as a result of mobile subscriber growth, reduced churn of low-ARPU single-play analog TV subscribers and fewer digital TV net subscriber additions, translated into a 4% year-on-year increase in our ARPU per customer relationship for the first six months of 2013 to €47.1. In Q2 2013 alone, the ARPU per customer relationship reached €47.3, up €1.9, or 4%, compared to the prior year period. The ARPU per customer relationship, as defined on page 2, excludes our mobile telephony revenue and certain other types of revenue.

1.2    Broadband internet

At June 30, 2013, we served 1,424,700 broadband internet subscribers, up 6% as compared to the prior year period. As a result, approximately 49.4% of the homes serviceable from our leading HFC network subscribed to one of our leading broadband internet products as compared to 46.9% at the Q2 2012 quarter-end. Despite the intensely competitive environment and the maturing broadband internet penetration in our footprint, we added 10% more net broadband internet subscribers in the first half of 2013 (37,000) as compared to the prior year period. In Q2 2013, which is seasonally a softer sales quarter in our business, we attracted 15,500 net broadband internet subscribers, which was up 17% compared to Q2 2012. Annualized churn for our broadband internet service remained stable year-on-year at 7.1% despite the more competitive environment post the introduction of the Telecoms Law. On a quarter-on-quarter basis, annualized broadband internet churn improved 30 basis points from 7.4% in Q1 2013 to 7.1% in Q2 2013.

Thanks to continuing investments in our leading HFC network, our customers can continue to enjoy a great broadband internet experience, both at home and on the move. To this end, we made further progress with the deployment of our WiFi Homespots across our footprint. At June 30, 2013, we operated over 830,000 active WiFi Homespots, which represented approximately 58% of our broadband internet subscriber base. By year-end, we target over 1 million active Homespots so customers can easily access the internet through multiple devices simultaneously from any location over both our wired internet connections and our dense network of WiFi Homespots and 1,300 public hotspots. With the introduction of our new simplified triple-play bundles, all new broadband internet customers will enjoy download speeds of at least 60 Mbps, which will make our broadband customer base one of the most advanced within Europe and will exceed the base tier download speeds of our direct competitors.
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1.3    Fixed telephony

At the end of June 2013, we had nearly 1 million fixed telephony subscribers (997,400 RGUs, +8% year-on-year). As a result, approximately 34.6% of the homes passed by our network at the Q2 2013 quarter-end subscribed to our fixed line telephony service as compared to 32.2% at the end of June 2012. Over the first six months of 2013, we added 28,700 net fixed telephony subscribers, of which 9,700 subscribers were added in the seasonally softer Q2 2013. Our performance in fixed telephony was impacted by a reduced focus on our triple-play bundles in anticipation of the launch of our new simplified bundles “Whop” and “Whoppa” at the end of June 2013. Given our revamped multiple-play lineup, with only two simple and transparent triple-play bundles, we expect our fixed line telephony subscriber additions to improve relative to the Q2 2013 run-rate. Although annualized churn for our fixed telephony service remained higher than last year as a result of cannibalization from sharply lower mobile prices, our annualized churn continued to improve on a sequential basis from 8.5% in Q1 2013 to 8.0% in Q2 2013.

In early May 2013, we enriched our fixed telephony offer through the launch of “Triiing”. This application allows our fixed telephony subscribers to call with their smartphones over WiFi networks at attractive flat fee rates instead of generally more expensive mobile tariffs. As around 50% of calls originated by mobile phones are made at home, “Triiing” is essentially a money saver for our customers. After only eight weeks since its launch and whilst being temporarily only available on the iOS platform, the application has been downloaded almost 50,000 times with almost 300,000 calls completed so far.

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1.4    Mobile telephony

About a year ago, we launched our mobile rate plans “King” and “Kong”, which offer customers simple, transparent and attractively priced subscriptions, including a wealth of voice minutes, text messages and mobile data to cater to almost everyone's mobile needs. Additionally, customers who combine these mobile plans with any of our fixed products receive a recurring monthly discount. The introduction of these new rate plans, the improvements we have made to our mobile offers in Q4 2012 and the successful launch of targeted subsidized handset plans, has resulted in very strong customer demand. As a result, our active mobile telephony subscriber base more than doubled from 275,400 active postpaid subscribers at the end of June 2012 to 674,900 at June 30, 2013.

We continued to record a solid intake of 49,900 net mobile telephony subscribers in Q2 2013, resulting in 153,300 net mobile telephony subscribers added since the start of the year. In Q2 2013, we deliberately reduced our promotions, including subsidized handset plans, resulting in more profitable subscriber acquisitions. In addition, the mobile market became much more competitive following a re-pricing by all major mobile operators and the effect from the Telecoms Law, which was introduced in October last year, has meanwhile faded out. We continue to see ample growth opportunities ahead of us in the mobile market as only 14% of our customers receive mobile services from us. Our “King” and “Kong” rate plans continue to be well positioned as our mobile customers can seamlessly connect to our vast and growing network of WiFi Homespots and public WiFi hotspots without having to worry about their 3G mobile data consumption. In addition, our targeted subsidized handset plans, combining our “King” and “Kong” rate plans with attractive high-end smartphones, remain an important subscriber acquisition tool. For the summer months, we recently introduced a 50% discount on all international roaming tariffs within Europe, providing some of the best rate plans for customers spending their holidays abroad.

In addition to our efforts to attract new mobile subscribers, we remained focused on migrating our legacy customers to the new competitive rate plans. Today, “King” and “Kong” represent about approximately 67% of our overall mobile telephony subscriber base compared to approximately 55% at the end of December 2012. Our focus on customer value in mobile resulted in a further improvement of our mobile ARPU. For the first six months of 2013, our mobile ARPU (including interconnection) reached €31.6, representing an 18% increase as compared to H1 2012. In Q2 2013, our mobile ARPU (including interconnection) was broadly stable in comparison to Q1 2013, and represented a 15% increase compared to Q2 2012.

1.5    Television

1.5.1    Digital & Premium Television

As highlighted on page 4, digital TV subscribers who access our basic digital television channels without subscribing to services that would require the payment of recurring monthly fees in addition to the basic analog service fee are considered as analog TV subscribers as of Q2 2013. As of June 30, 2013, approximately 69% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform so they can enjoy a richer TV experience, including access to additional thematic content packs, our exclusive movies and sports channels and an extensive VOD library of both local and international programs. In addition, Telenet Digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops. In early March 2013, we introduced our new “YeloTV” over-the-top TV application with an enriched user interface, additional content channels for live streaming and several new features such as the possibility to watch recorded content from the set-top box on the second screen. We already have 400,000 unique customers using YeloTV on their mobile devices, which has doubled since the introduction of our new app four months ago. In Q2 2013, we rolled out the “YeloTV” user interface on the set-top box, which has the same look and feel as the over-the-top TV application. This new TV experience provides a significant enhancement to home entertainment as customers benefit from a totally revamped user interface and a seamless media integration with their other digital devices. More importantly, “YeloTV” is backwards compatible with the latest generation of our installed HD PVR boxes, covering more than 50% of our total digital TV customer base thereby avoiding significant incremental capital expenditures for set-top box replacements.

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Subscribers to our Telenet Digital TV platform grew 12% year-on-year to 1,453,200 at the end of June 30, 2013. Over the first six months of 2013, we attracted 53,000 net digital TV subscribers, of which 20,100 were added in Q2 2013. Compared to the prior year period, we recorded sharply lower net subscriber growth as last year's commercial performance was significantly boosted by the implementation of the analog channel reshuffle. Going forward, we will continue to focus on migrating the vast majority of our remaining analog TV subscribers to our leading digital TV platform so they can benefit from an enriched viewing experience.

At the end of June 2013, 196,100 customers subscribed to our pay television sports channels, representing an increase of 7% as compared to June 30, 2012. Since the acquisition of the Belgian football broadcasting rights, we have recorded a strong 58% increase in the number of subscribers to our pay television sports channels. We are excited about last week-end's kick-off of the 2013-2014 season, which will be the final season under the current contract as the Belgian football broadcasting rights will expire in May 2014.

1.5.2    Basic Cable Television

Subscribers to total basic analog and digital cable television services were 2,097,500 at the end of June 2013, which represented approximately 73% of homes passed by our network. This represented a net organic loss of 20,100 basic cable TV subscribers since the start of 2013. This marked a sharp improvement compared to last year's net organic loss rate of 46,300, which was influenced by the intensely competitive environment and the analog channel reshuffle program we implemented in April last year. The improvement in our quarterly loss rate continued into Q2 2013, when we incurred a net loss of 8,700 basic cable TV subscribers, which was the best result we have achieved since Q2 2008. We believe this is a solid achievement despite continued competition from other digital platforms, including low-end offers. The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

At the end of June 2013, we launched a new television product, “TV with a card”, using the CI+ technology (Common Interface Plus), which comes as standard in the latest TV sets. By placing a CI+ module with a smart card in his TV set, the customer can watch linear television in digital picture and sound quality, without the need of a set-top box or additional cables. Our “HD Digicorder”, however, remains the ideal device for customers who require more advanced functionalities such as an EPG, VOD and the ability to record programs.

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2	Financial highlights

2.1    Revenue

For the first six months of 2013, we generated revenue of €813.6 million, representing an increase of 12% as compared to the prior year period when we achieved revenue of €727.0 million. All of our revenue growth in the period was organic and predominantly attributable to the robust growth of our mobile business, characterized by strong RGU and ARPU growth of 145% and 18%, respectively. Our fixed business also contributed to our revenue growth, driven by both further RGU growth and the benefit from the selective 2.9% price increase on certain fixed services (excluding the basic cable television subscription fee) since February 2013, partially offset by a growing proportion of bundle discounts allocated to fixed as a result of mobile subscriber growth.

In Q2 2013, we achieved revenue of €408.0 million compared to €363.0 million generated in the prior year quarter. Our top line growth rate in Q2 2013 showed a mild acceleration on a sequential basis from 11% in Q1 2013 to 12% as the aforementioned price increases started to contribute fully to our revenue performance.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €157.8 million in H1 2013 (Q2 2013: €78.8 million). The 2% year-on-year decrease in both H1 2013 and Q2 2013 primarily reflected a gradual decrease in our active subscriber base and the absence of a price increase for our basic cable television subscription fee in 2013.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental revenue and the revenue generated by our thematic channels, movies and sports pay television channels and our VOD platform. Our premium cable television revenue grew €8.4 million, or 8%, from €111.0 million in H1 2012 to €119.4 million in H1 2013 (Q2 2013: €59.3 million). The more subdued growth in our premium cable television revenue reflected a lower net intake of digital TV subscribers, while our VOD revenue was impacted by free vouchers awarded to our customers after the February 2013 network outage.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees, and (iii) third‐party sales and stand‐alone mobile handset sales. Distributors/Other revenue reached €34.8 million in H1 2013 (Q2 2013: €15.3 million), up 12% as compared to the prior year period, as substantially lower revenue from the sale of set-top boxes and cable TV activation fees was more than offset by strong growth in the sale of stand-alone handsets on which we generally earn a low margin.

RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our 1.4 million residential and business broadband internet RGUs totaled €225.5 million in H1 2013 (Q2 2013: €113.2 million) and was broadly stable compared to the prior year period. A solid 6% growth in our RGU base and the benefit of the aforementioned 2.9% price increase was offset by a higher proportion of bundle discounts from both multiple-play and mobile subscriber growth and a higher share of lower tier broadband internet subscribers in our gross sales mix.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription‐based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue amounted to €231.9 million in H1 2013 (Q2 2013: €120.0 million), up 52% as compared to the prior year period. The combined result of an 8% growth in our RGU base and the benefit of the aforementioned 2.9% price

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 9

increase since early February 2013 drove a 4% increase in our residential fixed telephony revenue from €111.4 million in H1 2012 to €115.9 million in H1 2013 (Q2 2013: €58.6 million). The robust postpaid subscriber growth in mobile and our value-driven strategy have resulted in continued revenue growth of our mobile telephony business, resulting in revenue from our mobile telephony business exceeding revenue from our fixed telephony business for the first time. In H1 2013, our residential mobile telephony revenue totaled €116.0 million, up 181% year-on-year and including €34.2 million of interconnection revenue. In Q2 2013, our mobile telephony revenue came in at €61.4 million (+183% year-on-year) and including €18.0 million of interconnection revenue.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non‐coax products, including fiber and leased DSL lines, our carrier business, as well as value‐added services such as hosting and managed security. Telenet for Business generated revenue of €44.2 million in H1 2013 (Q2 2013: €21.4 million) as compared to €45.4 million in H1 2012. Our business services revenue was negatively impacted by lower nonrecurring installation and security revenue. Excluding the impact from lower nonrecurring installation and security revenue, our business services revenue showed a 4% year-on-year increase for the first six months of 2013. Our B2B revenue growth was primarily driven by a solid take-up of our core data products, including IP VPN and iFiber, higher mobile service revenue generated by our business customers and higher revenue from carrier services for mobile.

2.2    Expenses

Our operating expenses totaled €571.4 million in H1 2013, representing a 7% increase as compared to the prior year period when we incurred operating expenses of €535.7 million. Our expense growth was favorably impacted by a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set-top box related import duties, and reflected a €5.4 million impact from certain nonrecurring items, primarily related to the resolution of certain contingencies. Excluding these one-time effects, our expense growth in H1 2013 would have been 11% versus our achieved revenue growth of 12% over the same period. The underlying growth in our operating expenses was predominantly attributable to higher network operating and service costs, reflecting the growth in our mobile subscriber base and the impact of costs associated with handset sales and subsidies, as well as higher charges related to share based compensation.

In Q2 2013, we incurred operating expenses of €267.8 million, which was broadly stable year-on-year. Excluding the favorable impact from certain nonrecurring items as described above, our operating expenses totaled €286.4 million, representing an 8% increase as compared to the prior year period when we incurred operating expenses of €264.4 million.

•
Employee benefits of €73.8 million in H1 2013 (Q2 2013: €37.1 million) were broadly stable compared to the prior year period's level of €73.9 million. The negative impact from the mandatory wage indexation for all of our employees since early January 2013 was offset by the partial recovery from the government of withholding taxes related to R&D projects, which partly related to payroll expenses in prior years.

•
Depreciation and amortization, including gains and losses on disposal of property and equipment and other intangible assets, showed a 12% year-on-year decrease from €191.9 million in H1 2012 to €168.8 million in H1 2013 (Q2 2013: €75.2 million) and reflected the €15.7 million favorable impact of the reversal of set-top box related import duties. Excluding this one-time effect, depreciation and amortization charges would have shown a 4% year-on-year decrease, primarily caused by an extension to the expected useful life of the latest generation of set-top boxes.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network‐related expenses, continued to represent the largest portion of our total operating expenses. In H1 2013, our network operating and service costs totaled €263.2 million, up 27% as compared to the prior year period. Despite a 60% decline in the average mobile termination rate as of January 2013, our interconnection expenses more than doubled year-on-year as a result of the robust growth in our mobile subscriber base and the continued success of our

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 10

“FreePhone Mobile” option for our fixed telephony customers. In H1 2013, we also incurred significantly more costs associated with handset sales and subsidies as compared to the prior year period. Although our network operating and service costs grew 23% year-on-year to €123.0 million in Q2 2013 as a result of the robust growth in our RGU base, our network operating and service costs fell 12% quarter-on-quarter primarily due to a significantly lower amount spent on handset sales and subsidies and lower programming costs for the Belgian football championship which ended mid-May 2013.

•	Advertising, sales and marketing expenses remained broadly flat in H1 2013 and Q2 2013 compared to the prior year period at €33.8 million and €17.9 million, respectively.

•	Our other costs, which include business-supporting corporate advisory and legal fees, increased €0.4 million, or 2% year-on-year, to €25.0 million (Q2 2013: €13.7 million).

For the first six months of 2013, our operating expenses represented approximately 70% of our revenue as compared to approximately 74% in H1 2012. Higher network operating and service costs and higher charges related to share based compensation were offset by lower depreciation and amortization charges, including the benefit from the reversal of set-top box related import duties. Excluding the latter, our operating expenses represented approximately 72% of revenue.

Cost of services provided as a percentage of our revenue reached approximately 55% in H1 2013 as compared to approximately 57% in H1 2012 as higher network operating and service costs were more than offset by the aforementioned benefit from the reversal of set-top box import duties and overall revenue growth. Excluding this impact, cost of services provided for the first six months of 2013 remained broadly stable year-on-year at approximately 57% of our revenue. Selling, general and administrative expenses represented approximately 15% of our overall revenue in H1 2013 as compared to approximately 17% in H1 2012. Higher charges related to share based compensation were more than offset by robust revenue growth, while both our payroll expenses and marketing spend remained broadly flat year-on-year.

2.3    Adjusted EBITDA and operating profit

For the first six months of 2013, we achieved Adjusted EBITDA of €417.8 million, representing an increase of 8% compared to the prior year period when we generated Adjusted EBITDA of €387.0 million. Our H1 2013 Adjusted EBITDA reflected a €5.4 million favorable impact from certain nonrecurring items, primarily related to the resolution of certain contingencies. Year-to-date, we incurred significantly more costs associated with handset sales and subsidies as compared to the prior year period. As handset subsidy costs are fully expensed when the handset is delivered to the customer, these costs will not impact the Adjusted EBITDA generated by these customers in future periods. In H1 2013, we achieved an Adjusted EBITDA margin of 51.4% compared to 53.2% in H1 2012. The decline in our margin was primarily caused by higher costs related to handset sales and subsidies. Furthermore, the majority of our top line growth was achieved in mobile, which generally carries a lower margin compared to our fixed operations.

In Q2 2013, we produced Adjusted EBITDA of €216.3 million, marking an increase of 11% compared to Q2 2012 when our Adjusted EBITDA reached €194.4 million. Relative to Q1 2013, when growth in our Adjusted EBITDA was limited to 5% as a result of significantly higher costs associated with handset sales and subsidies, we realized a sharp acceleration in our Adjusted EBITDA in Q2 2013 primarily due to a more refrained handset subsidy strategy and a focus on more cost effective mobile subscriber acquisitions. Despite robust mobile-led growth and a continued solid level of net mobile subscriber additions, we were able to limit the negative impact on our margin year-on-year to 60 basis points. On a sequential basis, our margin of 53.0% in Q2 2013 rebounded strongly on the back of reduced promotions and more subdued net subscriber growth due to seasonal patterns in our business.

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Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2013	2012	Change %	2013	2012	Change %

Adjusted EBITDA	216.3	194.4	11%	417.8	387.0	8%
Adjusted EBITDA margin	53.0%	53.6%		51.4%	53.2%

Share based compensation	(0.9)	(1.5)	-40%	(6.8)	(3.6)	89%
Operating charges related to acquisitions or divestitures	—	(0.2)	n/a	—	(0.2)	n/a

EBITDA	215.4	192.7	12%	411.0	383.2	7%

Depreciation, amortization and impairment	(75.2)	(94.1)	20%	(168.8)	(191.9)	-12%

Operating profit	140.2	98.6	42%	242.2	191.3	27%

Net finance expense	(33.2)	(74.4)	-55%	(80.0)	(142.3)	-44%
Share of the profit (loss) of equity accounted investees	(0.2)	0.0	n/a	(0.2)	0.0	n/a
Income tax expense	(35.2)	(11.4)	209%	(52.0)	(24.0)	117%

Total comprehensive income for the period	71.6	12.8	459%	110.0	25.0	340%

We achieved an operating profit of €242.2 million in H1 2013 (Q2 2013: €140.2 million), which was up 27% compared to the prior year period when our operating profit amounted to €191.3 million. This result was the combined effect of a solid growth in our Adjusted EBITDA, lower depreciation and amortization charges, including the nonrecurring benefit from reversed set-top box import duties, offset by higher charges related to share based compensation.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses reached €80.0 million in H1 2013, representing a 44% decrease in our net finance expenses as compared to the prior year period of €142.3 million. A 23% year-on-year increase in our interest expenses as a result of our increased debt balance given the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012 was more than offset by a shift in the fair value of our derivative instruments. While we incurred a non-cash loss of €38.0 million on our derivatives in H1 2012, we incurred a non-cash gain of €51.1 million in H1 2013. In Q2 2013, net finance expenses were €33.2 million as compared to €74.4 million in Q2 2012. The strong year-on-year improvement was fully attributable to a €32.4 million gain on derivatives in Q2 2013 whereas the prior year quarter showed a loss of €20.4 million.

Interest income and foreign exchange gain
Interest income and foreign exchange gain represented €1.5 million in H1 2013 as compared to €3.5 million in the prior year period when we recorded a €1.1 million foreign exchange gain. The remaining difference was attributable to lower average interest rates on our deposits and investments. In Q2 2013, our interest income and foreign exchange gain remained broadly stable year-on-year at €0.6 million. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

Interest expenses, foreign exchange loss and other finance expenses
Our interest expenses, foreign exchange loss and other finance expenses were up 23% from €107.8 million in H1 2012 to €132.6 million in H1 2013 and essentially reflected our increased debt balance given the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012. In Q2 2013, we recorded a similar year-on-year increase of 21% to €66.2 million for the same reason as discussed above.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of June 30, 2013, we had a combination of 2% of caps, 29% of collars and 69% of swap instruments that provide for a maximum average interest rate of 3.5% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

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In line with EU IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. In H1 2013 and Q2 2013, we incurred a gain of €51.1 million and €32.4 million, respectively, versus a loss of €38.0 million and €20.4 million, respectively, in H1 2012 and Q2 2012, primarily because of an upward shift in the euro swap curve.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to have a positive (negative) impact on our net result.

INCOME TAXES

We recorded income tax expense of €52.0 million in H1 2013 compared to income tax expense of €24.0 million in H1 2012. The aforementioned gain on our derivatives in H1 2013 and the lower depreciation charges increased our profit before income taxes, which had a negative impact on the year‐on‐year evolution of our current and deferred income tax expenses. In Q2 2013, we recorded income tax expense of €35.2 million versus €11.4 million in Q2 2012.

NET INCOME

For the first six months of 2013, we earned net income of €110.0 million, which was up sharply compared to the €25.0 million of net income achieved in H1 2012. Excluding the change in the fair value of our derivatives in both periods as well as the one-time benefit from the lower depreciation charges in Q2 2013, our net income would have been €43.2 million (Q2 2013: €23.5 million) and €63.0 million (Q2 2012: €33.2 million) in H1 2013 and H1 2012, respectively. The year-on-year decline in our underlying net income, excluding gains and losses on our derivatives, primarily reflected a 23% increase in our interest expense as a result of our increased debt balance and higher income tax expense.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities generated net cash of €269.3 million in H1 2013, representing a 4% decrease as compared to the prior year period when we generated net cash from operating activities of €280.7 million. A solid 8% year-on-year increase in our Adjusted EBITDA was partially offset by higher cash interest expenses, reflecting the first semi-annual cash interest payment on the €700.0 million of Senior Secured Fixed Rate Notes issued in August 2012, and a negative trend in our working capital. In Q2 2013, we generated €178.3 million of net cash from operating activities. The 34% year-on-year increase was the combined result of double-digit Adjusted EBITDA growth, broadly stable cash interest expenses and a strong improvement in our working capital as we were able to partially reverse the negative trend of Q1 2013. In Q3 2013, our net cash from operating activities will be affected by the second semi-annual cash interest payment on the €700.0 million of Senior Secured Fixed Rates Notes issued in August 2012 of approximately €22.5 million.

NET CASH USED IN INVESTING ACTIVITIES

We used €164.2 million of net cash in investing activities in H1 2013 (Q2 2013: €64.9 million), up 2% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €10.3 million for the second leg of the Belgian football broadcasting rights of the 2012‐2013 football season, net of the proceeds received from other operators and broadcasters using a portion of these rights. In Q3 2013, we anticipate making an upfront cash payment of approximately €24.9 million for the Belgian football broadcasting rights covering the first leg of the 2013-2014 season with a final payment in Q1 2014. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

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FREE CASH FLOW

Over the first six months of 2013, we generated €100.5 million of Free Cash Flow compared to €115.6 million in H1 2012, reflecting a 4% decrease in our net cash from operating activities as well as slightly higher cash capital expenditures. In Q2 2013, we recorded a sharp improvement in our Free Cash Flow, which was up 80% from €61.3 million in Q2 2012 to €110.5 million. Free Cash Flow growth in the second quarter was driven by a sharp improvement in our net cash from operating activities and slightly lower cash capital expenditures. Relative to Q2 2013, the third quarter of 2013 should show lower Free Cash Flow growth because of the second semi-annual cash interest payment on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012 and an upfront payment for the Belgian football broadcasting rights for the first leg of the 2013-2014 season.

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities amounted to €897.3 million in H1 2013, compared to net cash used in financing activities of €110.1 million in H1 2012. Net cash used in financing activities in H1 2013 primarily reflected (i) the payment of the €7.90 per share extraordinary gross dividend in early May 2013 (€905.2 million in aggregate), (ii) €17.5 million of proceeds from the exercise of options and warrants, and (iii) €9.6 million related to various financial payments and capital lease repayments. Net cash used in financing activities in H1 2012 primarily reflected (i) the positive net effect from the issuance of a €175.0 million Term Loan T under our existing Senior Credit Facility in February 2012 and the temporary redemption of €124.0 million under Term Loans Q and R, for an aggregate €51.0 million; (ii) €113.4 million in shareholder disbursements used for the payment of the gross dividend of €1.00 per share on May 10, 2012 (€113.2 million) and payments related to shareholder disbursements from prior periods (€0.2 million); (iii) €38.8 million used for the repurchase of own shares under the Share Repurchase Program 2012; (iv) and €8.9 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, proceeds from the exercise of options and warrants, and debt issuance costs. In Q2 2013, we used €898.1 million in financing activities, reflecting the aforementioned €905.2 million extraordinary dividend payment as well as €7.1 million related to various lease repayments.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of June 30, 2013, we carried a total debt balance (including accrued interest) of €3,873.3 million, of which €1,404.6 million principal amount is owed under our 2010 Amended Senior Credit Facility, €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at June 30, 2013 also included €53.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table on the next page provides an overview of our debt instruments and payment schedule at the end of June 2013.

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Exhibit 2: Debt maturity table as of June 30, 2013

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2013
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

The outstanding balance of our cash and cash equivalents decreased sharply quarter-on-quarter as a result of the aforementioned €905.2 million extraordinary dividend payment to shareholders in early May 2013. At the end of June 2013, we held €114.1 million of cash and cash equivalents as compared to €898.8 million at the end of March 2013. Under the 2010 Amended Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

NET LEVERAGE RATIO

As of June 30, 2013, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 4.2x compared to 3.4x on December 31, 2012 and 3.5x at the end of Q1 2013. The increase in our net leverage ratio reflected the payment of the extraordinary dividend to shareholders in early May 2013. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures were €177.8 million in H1 2013, up 6% compared to the prior year period when we incurred accrued capital expenditures of €167.3 million. Accrued capital expenditures represented approximately 22% and approximately 23% of our revenue in H1 2013 and H1 2012, respectively. Our accrued capital expenditures in H1 2013 reflected the extension of the exclusive Premier League football broadcasting rights for three seasons starting August 2013. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the seasons progress. On the other hand, our accrued capital expenditures were favorably impacted by a €16.1 million reversal of set-top box related import duties. Excluding capitalized football rights and the nonrecurring reversal of import duties, our accrued capital expenditures represented 21% of our revenue for the first six months of 2013.

Set-top box related capital expenditures amounted to €22.7 million in H1 2013 as compared to €41.0 million in H1 2012. The sharp 45% year-on-year decrease reflected a lower level of net digital TV subscribers as the prior year

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 15

period was influenced by our analog channel reshuffle program. In addition, we recorded lower set-top box related capital expenditures as a result of the aforementioned reversal of import duties on set-top boxes. Excluding this impact, our set-top box related capital expenditures would have shown a 5% decrease year-on-year on a lower net intake of digital TV subscribers. In H1 2013, set-top box related capital expenditures accounted for approximately 23% of our total accrued capital expenditures excluding capitalized football rights and the reversal of import duties.

Capital expenditures for customer installations totaled €36.4 million in H1 2013, or 21% of total accrued capital expenditures excluding capitalized football rights and the reversal of import duties, compared to €45.0 million in H1 2012. The year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year when we benefited from the analog channel reshuffle program. In addition, we benefited from efficiencies in our customer installation processes as customers increasingly opted for self-installation in H1 2013.

Accrued capital expenditures for network growth and upgrades amounted to €51.4 million for H1 2013, or approximately 30% of total accrued capital expenditures excluding capitalized football rights and the reversal of import duties, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs, including those related to Premier League football, and recurring investments in IT-platform and systems.

This implies that approximately 74% of our accrued capital expenditures, excluding capitalized football rights and the reversal of import duties, for the first six months of 2013 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q2 2013, our accrued capital expenditures reached €82.0 million compared to €88.7 million in Q2 2012, representing approximately 20% and approximately 24% of revenue, respectively. Our accrued capital expenditures in Q2 2013 were favorably impacted by the aforementioned reversal of import duties on set-top boxes. Excluding this impact, our accrued capital expenditures would have represented approximately 24% of our revenue.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 16

3    Outlook and other information

3.1    Outlook for the year 2013

Having thus completed the first half of 2013, we remain confident on our ability to deliver on our full year outlook as presented on October 29, 2012. At the same time, we remain careful about the intensely competitive environment in both fixed and mobile services, the current macro-economic backdrop and the potential impact of regulated cable wholesale services later this year. We anticipate our revenue growth rate to be higher in the first half of the year as compared to the second half, as last year's second half was favorably impacted by the strong mobile subscriber additions.

For the full year 2013, we continue to target revenue growth of “between 10-11%”, driven by our mobile business and to a lesser extent by further growth in the number of multiple-play, digital TV and broadband internet subscribers. Our top line growth will also reflect the favorable impact from an average 2.9% price increase on certain standalone fixed products and bundles, which was effectively implemented in early February 2013. The growth in our fixed operations will be partially offset by a growing proportion of bundle discounts allocated to fixed as a result of mobile subscriber growth.

Relative to Q1 2013 when our Adjusted EBITDA growth was impacted by higher costs associated with handset sales and subsidies, we recorded a strong improvement in Q2 2013. Having achieved 8% Adjusted EBITDA growth in H1 2013, we are well on track to deliver on our targeted growth of “between 7-8%” for the full year 2013.

We forecast accrued capital expenditures of “between 21-22% of revenue” for the full year 2013. Accrued capital expenditures are predominantly success-based, driven by a high proportion of rental set-top boxes as a result of a further digitalization of our basic cable TV subscriber base and accrued capital expenditures for customer installations. In addition, we will continue to invest in our network where appropriate in order to safeguard our competitive positioning and speed leadership.

Finally, we generated €100.5 million of Free Cash Flow for the first six months of 2013 as we succeeded to partially reverse the negative trend in our working capital in Q2 2013. Although Q3 2013 will show lower Free Cash Flow growth compared to Q2 2013 as a result of the second semi-annual cash interest payment on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012 and an upfront payment for the first leg of the new Belgian football championship, amongst others, we anticipate Free Cash Flow for the full year 2013 to remain “stable” as compared to 2012.

Exhibit 3: Outlook FY 2013

Outlook FY 2013
(as presented on October 29, 2012)
Revenue growth	10% - 11%
Adjusted EBITDA growth	7% - 8%
Accrued capital expenditures, % of revenue	21% - 22%
Free Cash Flow	Stable

3.2    Subsequent events

There were no significant events subsequent to June 30, 2013, that would require adjustment to or disclosure in the financial information included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 17

3.3    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six month period ended June 30, 2013.

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4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	June 2013	June 2012	Change %

Total Services

Homes passed - Combined Network	2,881,300	2,856,300	1%

Television
Analog Cable TV	644,300	856,700	-25%
Digital Cable TV	1,453,200	1,295,500	12%
Total Cable TV	2,097,500	2,152,200	-3%

Internet
Residential Broadband Internet	1,384,700	1,298,500	7%
Business Broadband Internet	40,000	40,700	-2%
Total Broadband Internet	1,424,700	1,339,200	6%

Telephony
Residential Telephony	983,900	907,000	8%
Business Telephony	13,500	13,200	2%
Total Telephony	997,400	920,200	8%

Mobile telephony (active customers)	674,900	275,400	145%

Total Services (excl. Mobile)	4,519,600	4,411,600	2%

Churn

Basic cable television	7.8%	10.3%
Broadband internet	7.1%	7.1%
Telephony	8.0%	7.1%

Customer relationship information - Combined Network

Triple-play customers	887,400	818,700	8%
Total customer relationships	2,097,500	2,152,200	-3%
Services per customer relationship	2.15	2.05	5%
ARPU per customer relationship (in € / month)	47.3	45.4	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 19

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2013	2012	Change %	2013	2012	Change %

Revenue

Basic cable television	78.8	80.1	-2%	157.8	160.7	-2%
Premium cable television	59.3	56.0	6%	119.4	111.0	8%
Distributors / other	15.3	14.1	9%	34.8	31.2	12%
Residential broadband internet	113.2	112.7	—	225.5	226.1	—
Residential telephony	120.0	77.3	55%	231.9	152.6	52%
Business services	21.4	22.8	-6%	44.2	45.4	-3%

Total Revenue	408.0	363.0	12%	813.6	727.0	12%
Expenses
Cost of services provided	(205.1)	(202.6)	1%	(447.0)	(415.0)	8%
Gross Profit	202.9	160.4	26%	366.6	312.0	18%
Selling, general & administrative expenses	(62.7)	(61.8)	1%	(124.4)	(120.7)	3%
Operating profit	140.2	98.6	42%	242.2	191.3	27%
Finance income	33.0	0.7	4614%	52.6	3.5	1403%
Net interest income and foreign exchange gain	0.6	0.7	-14%	1.5	3.5	-57%
Net gain on derivative financial instruments	32.4	—	n/a	51.1	—	n/a
Finance expenses	(66.2)	(75.1)	-12%	(132.6)	(145.8)	-9%
Net interest expense, foreign exchange loss and other finance expenses	(66.2)	(54.7)	21%	(132.6)	(107.8)	23%
Net loss on derivative financial instruments	—	(20.4)	n/a	—	(38.0)	n/a
Net finance expense	(33.2)	(74.4)	-55%	(80.0)	(142.3)	-44%
Share of the profit (loss) of equity accounted investees	(0.2)	0.0	n/a	(0.2)	0.0	n/a
Profit before income tax	106.8	24.2	341%	162.0	49.0	231%
Income tax benefit expense	(35.2)	(11.4)	209%	(52.0)	(24.0)	117%
Profit for the period	71.6	12.8	459%	110.0	25.0	340%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income for the period	71.6	12.8	459%	110.0	25.0	340%

Profit attributable to:	71.6	12.8	459%	110.0	25.0	340%
Owners of the Company	71.6	12.8	459%	110.0	25.0	340%
Non-controlling interests	0.0	(0.0)	n/a	0.0	(0.0)	n/a

Total comprehensive income for the period, attributable to:	71.6	12.8	459%	110.0	25.0	340%
Owners of the Company	71.6	12.8	459%	110.0	25.0	340%
Non-controlling interests	0.0	(0.0)	n/a	0.0	(0.0)	n/a

Weighted average shares outstanding	114,521,201	113,010,808		114,040,067	113,097,217
Basic earnings per share	0.62	0.11		0.96	0.22
Diluted earnings per share	0.62	0.11		0.95	0.22

Expenses by Nature
Employee benefits	37.1	38.5	-4%	73.8	73.9	—%
Share based compensation	0.9	1.5	-40%	6.8	3.6	89%
Depreciation	46.5	65.1	-29%	108.6	129.9	-16%
Amortization	20.7	20.2	2%	40.9	40.0	2%
Amortization of broadcasting rights	8.6	8.2	5%	20.5	19.5	5%
Loss (gain) on disposal of property and equipment and other intangible assets	(0.6)	0.6	n/a	(1.2)	2.5	n/a
Network operating and service costs	123.0	100.4	23%	263.2	207.4	27%
Advertising, sales and marketing	17.9	17.8	1%	33.8	34.3	-1%
Other costs	13.7	11.9	15%	25.0	24.4	2%
Operating charges related to acquisitions or divestitures	—	0.2	n/a	—	0.2	n/a

Total Expenses	267.8	264.4	1%	571.4	535.7	7%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 20

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2013	2012	Change %	2013	2012	Change %

Cash flows from operating activities
Profit for the period	71.6	12.8	459%	110.0	25.0	340%
Depreciation, amortization and impairment	75.2	94.1	-20%	168.8	191.9	-12%
Working capital changes and other non cash items	13.7	(9.6)	n/a	(31.0)	(10.0)	210%
Income tax expense	35.2	11.4	209%	52.0	20.6	152%
Net interest expense and foreign exchange loss and other finance expenses	65.6	54.0	21%	131.1	104.3	26%
Net loss (gain) on derivative financial instruments	(32.4)	20.4	n/a	(51.1)	38.0	n/a
Cash interest expenses and cash derivatives	(50.6)	(49.9)	1%	(110.5)	(89.1)	24%

Net cash from operating activities	178.3	133.2	34%	269.3	280.7	-4%

Cash flows from investing activities
Purchases of property and equipment	(51.3)	(56.6)	-9%	(119.4)	(123.1)	-3%
Purchases of intangibles	(14.3)	(13.2)	8%	(46.0)	(38.1)	21%
Investments in equity accounted investees	(0.4)	(0.3)	33%	(0.4)	(0.3)	33%
Proceeds from sale of property and equipment	1.1	(0.2)	n/a	1.6	1.3	23%
Purchase of broadcasting rights for resale purposes	(0.8)	(0.3)	167%	(7.6)	(6.7)	13%
Proceeds from the sale of broadcasting rights for resale purposes	0.8	0.3	167%	7.6	6.7	13%

Net cash used in investing activities	(64.9)	(70.3)	-8%	(164.2)	(160.2)	2%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	—	—	n/a	—	51.0	n/a
Payments related to capital reductions and dividend	(905.2)	(113.4)	698%	(905.2)	(113.4)	698%
Repurchase of own shares	—	(26.6)	n/a	—	(38.8)	n/a
Other financing activities (incl. finance leases)	7.1	1.9	274%	7.9	(8.9)	n/a
		—			—
Net cash from financing activities	(898.1)	(138.1)	550%	(897.3)	(110.1)	715%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	898.8	432.2	108%	906.3	346.6	161%
Cash at end of period	114.1	357.0	-68%	114.1	357.0	-68%

Net cash generated (used)	(784.7)	(75.2)	943%	(792.2)	10.4	n/a

Free Cash Flow
Net cash from operating activities	178.3	133.2	34%	269.3	280.7	-4%
Purchases of property and equipment	(51.3)	(56.6)	-9%	(119.4)	(123.1)	-3%
Purchases of intangibles	(14.3)	(13.2)	8%	(46.0)	(38.1)	21%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.1)	(1.0)	10%	(2.3)	(2.1)	10%
Principal payments on post acquisition additions to network leases	(1.1)	(1.1)	-	(1.1)	(1.8)	-39%
Free Cash Flow	110.5	61.3	80%	100.5	115.6	-13%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2013 21

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	June 30	Dec 31, 2012	Change
	2013	as restated

ASSETS
Non-current Assets:
Property and equipment	1,363.3	1,337.5	25.8
Goodwill	1,241.8	1,241.8	-
Other intangible assets	322.0	341.0	(19.0)
Deferred tax assets	47.3	42.3	5.0
Derivative financial instruments	0.2	0.1	0.1
Investments in equity accounted investees	0.7	0.4	0.3
Other assets	9.2	11.1	(1.9)
Total non-current assets	2,984.5	2,974.2	10.3

Current Assets:
Inventories	20.7	17.8	2.9
Trade receivables	126.9	110.5	16.4
Derivative financial instruments	0.2	—	0.2
Other current assets	115.3	89.1	26.2
Cash and cash equivalents	114.1	906.3	(792.2)
Total current assets	377.2	1,123.7	(746.5)

TOTAL ASSETS	3,361.7	4,097.9	(736.2)

EQUITY AND LIABILITIES
Equity:
Share capital	12.5	12.3	0.2
Share premium and other reserves	965.8	941.6	24.2
Retained loss	(2,469.9)	(1,674.5)	(795.4)
Remeasurements	(6.0)	(6.0)	-
Total equity attributable to owners of the Company	(1,497.6)	(726.6)	(771.0)
Non-controlling interests	6.1	6.2	(0.1)
Total equity	(1,491.5)	(720.4)	(771.1)

Non-current Liabilities:
Loans and borrowings	3,787.1	3,770.5	16.6
Derivative financial instruments	119.6	164.6	(45.0)
Deferred revenue	1.8	2.6	(0.8)
Deferred tax liabilities	93.7	80.5	13.2
Other liabilities	63.8	63.0	0.8
Total non-current liabilities	4,066.0	4,081.2	(15.2)

Current Liabilities:
Loans and borrowings	86.2	72.5	13.7
Trade payables	156.7	148.1	8.6
Accrued expenses and other current liabilities	370.3	380.4	(10.1)
Deferred revenue	82.0	81.6	0.4
Derivative financial instruments	36.8	42.5	(5.7)
Current tax liability	55.2	12.0	43.2
Total current liabilities	787.2	737.1	50.1

Total liabilities	4,853.2	4,818.3	34.9

TOTAL EQUITY AND LIABILITIES	3,361.7	4,097.9	(736.2)